Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

LendingTree, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $0.01 par value
	Equity	Preferred Stock, $0.01 par value
	Debt	Debt Securities
	Other	Warrants
	Other	Subscription Rights
	Other	Units
	Unallocated (Universal) Shelf)	----	457(o)	(1)	(2)	$150,000,000 (2)	$0.00014760	$22,140 (3)
Fees Previously Paid	----	----	----	----	----	----		----

	Total Offering Amounts					$50,000,000		$22,140
	Total Fees Previously Paid							----
	Total Fee Offsets							----
	Net Fee Due							$22,140

(1)	There are being registered hereunder such indeterminate number of securities of each identified class as may from time to time be issued at unspecified prices, including securities that may be issued upon exercise, conversion or exchange. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities. The aggregate maximum offering price of all securities offered pursuant to this registration statement will not exceed $150,000,000. If any debt securities are issued at an original issue discount, then the principal amount of such debt securities shall be in such greater amount as shall result in an aggregate initial offering price not to exceed $150,000,000, less the aggregate dollar amount of all securities previously issued hereunder. Any securities registered hereunder may be sold separately or in combination with other securities registered hereunder. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)	The proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.F. of Form S-3 under the Securities Act.

(3)	Calculated pursuant to Rule 457(o) under the Securities Act.